SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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CORTLAND BANCORP

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Cortland Bancorp
194 West Main Street
Cortland, Ohio 44410

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT

Annual Meeting:	April 13, 2004 7:00 p.m., EST	The Cortland Savings and Banking Company 194 West Main Street Cortland, Ohio 44410

Record Date:	8:00 a.m., EST, March 1, 2004. If you were a shareholder at that time, you may vote at the Annual Meeting. Each common share entitles the holder to one vote on each matter to be voted on by shareholders at the Annual Meeting. Cumulative voting is not allowed in the election of directors. On the record date, Cortland Bancorp had 4,015,933 common shares outstanding.

Agenda:	1. To elect three directors to serve for terms of three years each until the Annual Meeting in 2007 and until their successors are elected and qualified.

2. To transact any other business that may properly come before the meeting.

Proxies:	Unless you specify on the proxy card to vote differently, the management proxies will vote all signed and returned proxies “FOR” the Board’s nominees for directors. The management proxies will use their discretion on any other matters that may arise. If a nominee cannot or will not serve as a director, the management proxies will vote for a person nominated by the Board to serve as a director and whom the Board believes will embrace our present philosophy, policies, and strategies.

Proxies Solicited By:	The Board of Directors of Cortland Bancorp. The cost of the solicitation is being borne by Cortland Bancorp. Proxies will be solicited by mail and may be further solicited, for no additional compensation, by officers, directors or employees of Cortland Bancorp and its subsidiaries by mail, telephone or personal contact. Cortland Bancorp will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries who are record holders of common shares not beneficially owned by them, for forwarding proxy materials to, and obtaining proxies from, the beneficial owners of such common shares.

First Mailing Date:	We anticipate mailing this proxy statement on or about March 17, 2004.

Revoking Your Proxy:	You may revoke your proxy before it is voted at the Annual Meeting. There are several ways you may revoke your proxy. You may deliver a signed, written revocation letter, dated later than the proxy; you may deliver a signed proxy, dated later than the first proxy; or you may attend the Annual Meeting and vote in person or by proxy. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy.

Note on Stock Dividend:	All shares, share prices and related figures are restated in this proxy statement to reflect the 3% stock dividend paid January 1, 2004.

Your Comments:	Your comments about any and all aspects of our business are welcome. Although we may not respond on an individual basis, your comments help us measure shareholder satisfaction. Collectively, we may benefit from your suggestions and comments.

PLEASE VOTE – YOUR VOTE IS IMPORTANT

ELECTION OF DIRECTORS

Board Structure:	Cortland Bancorp’s Board of Directors currently has ten (10) members. Section 2.02(c) of Cortland Bancorp’s Code of regulations provides that the directors may fix or change the number of directors and may fill any director’s office that is created by an increase in the number of directors so long as directors do not increase the size of the Board to more than eleven (11) members. On February 24, 2004, the Board of Directors increased the size of the Board from nine (9) members to ten (10) and added Neil J. Kaback to the Board. This was done to familiarize Mr. Kaback with the operation of the Board and Cortland Bancorp prior to the retirement of William Hagood. Mr. Hagood, who is in the class of directors whose terms expire at the Annual Meeting, is not eligible for nomination and re-election as a director due to his age.

The following information includes the principal occupation or employment of each director during the past five years. The directors are divided into three classes. Mr. Kaback was added to the class of directors whose terms will expire at the 2005 annual meeting of the shareholders. At each annual meeting of shareholders, the term of one class expires. Directors in each class serve for three-year terms.

BOARD NOMINEES

The Board of Directors proposes that the three nominees identified below be elected for a new term of three years to expire at the 2007 annual meeting of shareholders. Common shares represented by properly executed and returned proxy cards will be voted FOR the election of the following nominees unless the authority to vote for one or more nominees is withheld. If a nominee who would otherwise receive the required number of votes become unable or unavailable to serve as a director, the individuals designated as proxy holders reserve full discretion to vote the common shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that the nominees named below will not serve if elected.

The following information, as of March 1, 2004, concerning the age, principal occupation or employment, other affiliations and business experience of each nominee for re-election as a director has been furnished to Cortland Bancorp by each director. Unless otherwise indicated, each individual has had his principal occupation for more than five years.

PRINCIPAL OCCUPATION, AGE
	NAME	AND YEAR BECAME A DIRECTOR
If Elected, Term will Expire At the 2007 Annual Meeting:	K. Ray Mahan	Mr. Mahan is President of Mahan Packing Company, a meat packing company. Mr. Mahan is 64 years old and has been a member of the Board of Directors since 1976.

	Rodger W. Platt	Mr. Platt is President and Chairman of the Board of Cortland Bancorp. He is also President, Chairman of the Board and Chief Executive Officer of The Cortland Savings and Banking Company (the “Bank”). Mr. Platt is 68 years of age and has been a member of the Board of Directors since 1974.

	Richard B. Thompson	Mr. Thompson is an owner and executive of Therm-O-Link, Inc.; Vulkor, Inc.; and Therm-O-Link of Texas, Inc., all manufacturers of electrical wire and cable. He is also an owner and executive of Geneva Partners, a condominium development company, and an owner and executive of Kinsman IGA, a grocery store. In 2003, Mr. Thompson became the owner of the Heritage Hill Grain Company, an agricultural business. Mr. Thompson is 55 years of age and has been a member of the Board of Directors since 2001.

Recommendation and Vote:	Under Ohio law, the three nominees receiving the greatest number of votes will be elected to the to the Board of Directors. Common shares represented by properly executed and returned proxy cards will be voted FOR the election of the Board of Directors’ nominees named above as to which the authority to vote is withheld and broker non-votes will be counted for quorum purposes, but will not be counted toward the election of directors or toward the election of the individual nominees specified on the form of proxy.

The Board of Directors recommends a vote FOR the election of the nominees named above.

CONTINUING DIRECTORS

The following information, as of March 1, 2004, concerning the age, principal occupation or employment, other affiliations and business experience of each nominee for re-election as a director has been furnished to Cortland Bancorp by each director. Unless otherwise indicated, each individual has had his principal occupation for more than five years. Mr. Hoffman, who is in the class of directors whose terms will expire at the 2006 annual meeting of shareholders, is a first cousin to Craig M. Phythyon a member of the Bank’s Executive Management Team.

PRINCIPAL OCCUPATION, AGE
	NAME	AND YEAR BECAME A DIRECTOR
Term will Expire At the 2005 Annual Meeting:	Lawrence A. Fantauzzi	Mr. Fantauzzi was elected Senior Vice President of the Bank in 1996. He serves as Controller and Chief Financial Officer, as well as Secretary-Treasurer of both Cortland Bancorp and The Cortland Savings and Banking Company (the “Bank”). Mr. Fantauzzi has also been Vice President and Director of New Resources Leasing Corporation, a subsidiary of the Bancorp, since 1995. Mr. Fantauzzi is 56 years old and has been a member of the Board of Directors since 1999.

	David C. Cole	Mr. Cole is a partner and President of Cole Valley Motor Company, an automobile dealership. Mr. Cole has been the President of JDT, Inc., Jay Cole Chevrolet and David Tom LTD since 2001. All companies are in the automobile sales industry. Mr. Cole is 45 years old and has been a member of the Board of Directors since 1989.

	Neil J. Kaback	Mr. Kaback is a partner with Cohen & Company, an accounting firm. Mr. Kaback is a member of the American Institute of CPAs and the Ohio Society. He is 43 years old and was appointed to the Board on February 24, 2004.

Term will Expire At the 2006 Annual Meeting:	George E. Gessner	Mr. Gessner is an attorney. He is a partner and Director in the law firm of Gessner & Platt Co., L.P.A. Mr. Gessner is 59 years old and has been a member of the Board of Directors since 1987.

James E. Hoffman, III	Mr. Hoffman is an attorney. He is President of Hoffman & Walker Co., L.P.A. Mr. Hoffman is 52 years old and has been a member of the Board of Directors since 1984.

Timothy K. Woofter	Mr. Woofter is President, CEO and Director of Stanwade Metal Products, a manufacturer of tanks and distributor of oil equipment, and Lucky Oil Equipment, a distributor of oil equipment. Mr. Woofter was also Vice President, Treasurer and Director of Kinsman Precast, Inc., which is now closed. He is 53 years old and has been a member of the Board of Directors since 1985.

BOARD INFORMATION

Board Meetings:	In 2003, the Board of Directors of Cortland Bancorp held a total of seven (7) meetings. Each director attended at least 75% of his Board and committee meetings.

Cortland Bancorp encourages all incumbent directors and director nominees to attend each annual meeting of shareholders. All of the incumbent directors and director nominees attended Cortland Bancorp’s last annual meeting of shareholders held on April 15, 2003.

Although Cortland has not to date adopted formal procedures by which shareholders may communicate directly with directors, it believes that its current process, wherein any communication sent to the Board, either generally or in care of the Chief Executive Officer, Secretary, or another corporate officer is forwarded to all members of the Board, has adequately served the needs of the Board and shareholders. There is no screening process, and all communications that are received by officers for the Board’s attention are forwarded to the Board.

In view of recently adopted SEC disclosure requirements related to this issue, the Board of Directors may consider development of more specific procedures. Until any other procedures are developed and posted on Cortland Bancorp’s website at www.cortland-banks.com, any communication to the Board may be mailed to the Board, in care of the Investor Relations Officer, at Cortland Bancorp’s headquarters in Cortland, Ohio. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” In addition, communication via Cortland Bancorp’s website may be used. Correspondence through the investor relations page of the website is also directed to the Investor Relations Officer. All such communications, whether via mail or website, must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Investor Relations Officer will make copies of all such communications and circulate them to the appropriate director or directors.

Board Committees:	Audit Committee: The Audit Committee conducts its business pursuant to a written charter adopted by the Board of Directors, which is attached to this proxy statement as Appendix A. A current copy of the charter of the Audit Committee is also posted on Cortland Bancorp’s website at www.cortland-banks.com. At least annually the Audit Committee reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board for approval.

The Audit Committee is responsible for appointing, compensating and overseeing the independent auditors employed by Cortland Bancorp for the purpose of preparing and issuing an audit report, including any related work. It also approves audit reports and plans, accounting policies, and audit outsource arrangements, including audit scope, internal audit reports, audit fees and certain other expenses. The Audit Committee is responsible for developing procedures for the receipt, retention and treatment of complaints regarding accounting, internal auditing controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters and other matters covered by SEC Rule 10A-3. The Audit Committee also receives reports from the loan review area of the Bank. The Audit Committee held four (4) meetings during 2003.

Serving as members throughout 2003 were Directors Hagood, Mahan and Woofter. Mr. Thompson was added to the Audit Committee after the first meeting in 2003. Mr. Kaback attended the first meeting in 2004 and will replace Mr. Hagood upon Mr. Hagood’s retirement at the annual meeting of shareholders.

The Board of Directors has determined that each of the members of the Audit Committee is capable of (i) overseeing the accounting and financial reporting processes of Cortland Bancorp, (ii) overseeing the audits of the consolidated financial statements of Cortland Bancorp, (iii) appointing, compensating and overseeing the independent auditors employed by Cortland Bancorp for the purpose of preparing and issuing an audit report or performing related work, and (iv) assisting the Board of Directors in the oversight of the independent auditors’ qualifications and independence. The members of the Audit Committee have substantial background and experience as the chief executive officer of their respective business or as members of their profession. The Board of Directors has determined that, while the Board believes that each of the members of the Audit Committee is qualified to discharge his duties, it is appropriate to disclose that the Board has not designated any particular member of the Audit Committee as qualifying as an “audit committee financial expert” under the SEC’s rules.

In the opinion of Cortland Bancorp’s Board none of the directors who serve on the Audit Committee has a relationship with Cortland Bancorp or the Bank that would interfere with the exercise of independent judgment in carrying out his responsibilities as a director. None of them currently is, or has been at any time during the past three years, an employee of Cortland Bancorp or the Bank, and no immediate family members of any of them is, or has been for the past three years, an executive officer of Cortland Bancorp or the Bank. Although certain of the directors and their affiliates, including Directors Hagood and Woofter, are indebted to the Bank for credit extended in the ordinary course of business of the Bank, payments made by them to Cortland Bancorp or to the Bank in the past three years have not in any of those years exceeded the greater of 5% of the affiliates’ revenues or $200,000. See, “Executive Compensation Committee Interlocks and Insider Participation” below. In the opinion of Cortland Bancorp’s Board, the directors who serve on the Audit Committee are independent under the current independence requirements of the Nasdaq Stock Market, Inc. (the “Nasdaq Corporate Governance Standards”) and Rule 10A-3 promulgated by the SEC under Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended.

The Audit Committee’s report relating to the 2003 fiscal year appears on page nine (9).

Executive Compensation Committee: The Executive Compensation Committee reviews and recommends officer compensation levels and benefit plans. The Board of Cortland Bancorp and the Board of the Bank consist of the same individuals, and all executive officers of Cortland Bancorp are also executive officers of the Bank. The executive officers of Cortland Bancorp receive no compensation from Cortland Bancorp. Instead, they are paid by the Bank for services rendered in their capacities as executive officers of Cortland Bancorp and the Bank.

The Executive Compensation Committee, which is technically a committee of the Bank’s Board, oversees executive officer compensation and compensation under the Profit Sharing Program and the Employee Benefit Plan 401(k). The committee held (one) 1 meeting in 2003. Only those directors who are not officers or employees of Cortland Bancorp or the Bank are eligible for service on the Executive Compensation Committee. Directors Cole, Hagood and Woofter comprised the Executive Compensation Committee in 2002 and 2003. Subject to continuing supervision of the committee, authority to establish compensation standards for non-executive officers has been delegated to Mr. Stephen Telego, Sr. Mr. Telego is Senior Vice President and Director of Human Resources and Corporate Administration of the Bank and advisor to the Executive Compensation Committee.

Nominating Committee: The Board of Directors has established a Nominating Committee. The members of the Nominating Committee are Mr. Cole, Mr. Mahan and Mr. Woofter. Mr. Woofter serves as the Chairman of the Nominating Committee. The Board of Directors has determined that all of the Nominating Committee members meet the current independence requirements of NASDAQ Corporate Governance Standards and applicable rules and regulations of the SEC. The purposes of the Nominating Committee are:

•	To identify qualified candidates for election, nomination or appointment to the Board and recommend to the full Board a slate of director nominees for each annual meeting of the shareholders of Cortland Bancorp or as vacancies occur;

•	To make recommendations to the full Board and the Chairman of the Board regarding assignment and rotation of members and chairs of committees of the Board;

•	To recommend the number of members to serve on the Board;

•	To undertake such other responsibilities as may be referred to the Nominating Committee by the full Board or the Chairman of the Board.

Although the purpose and procedures of the Nominating Committee have been defined, the committee has yet to establish a formal Nominating Committee Charter. It is the intention of the committee to complete the charter during 2004.

Nominating Procedures:	As described above, Cortland Bancorp has a standing Nominating Committee that has the responsibility to identify and recommend individuals qualified to become directors. Each candidate must satisfy the eligibility requirements set forth in Cortland Bancorp’s Code of Regulations, Article Two, Section 2.01. Authority and Qualifications. No person who has attained the age of seventy (70) shall be eligible for election as a director and each director shall be the holder of shares of stock of the corporation in an amount equal to or greater than an aggregate par value or stated value of five hundred dollars, an aggregate shareholder equity of five hundred dollars, or an aggregate fair market value of five hundred dollars.

When considering potential candidates for the Board, the Nominating Committee will strive to assure that the composition of the Board, as well as its practices and operation, contributes to an effective representation and advocacy of shareholders’ interest. The Nominating Committee may consider those factors it deems appropriate in evaluating director candidates, including judgment, skill, diversity, strength of character, experience with business and organizations comparable in size and scope to Cortland Bancorp, experience and skills relative to other Board members, and specialized knowledge or experience. Depending upon the current need of the Board, certain factors may be weighed more or less heavily by the Nominating Committee.

In considering candidates for the Board, the Nominating Committee evaluates the entirety of each candidate’s credentials and, other than the eligibility requirements set forth in Cortland Bancorp’s Code of Regulations, will not have any specific minimum qualifications that must be met by a Nominating Committee – recommended nominee. However, the Nominating Committee does believe that all members of the Board should be of the highest character and integrity; possess a reputation for working constructively with others; have sufficient time to devote to Board matters; and be without any conflict of interest that would impede their performance as a director.

The Nominating Committee will consider candidates for the Board from any reasonable source, including shareholder recommendations. The Nominating Committee will not evaluate candidates differently based on who has made the recommendation. The Nominating Committee will have the authority to hire and pay a fee to consultants or search firms for the purpose of identifying and evaluating candidates. No such consultants or search firms have been used to date and, accordingly, no fees have been paid to consultants, search firms or any other individuals.

According to Section 2.03(B) of Cortland Bancorp’s regulations, any shareholder who desires to nominate an individual to the Board must provide timely written notice. To be timely, the notice must be mailed to the President at least 14 days but no more than 50 days, before the meeting at which directors will be elected, or within 7 days after notice of the meeting is mailed to shareholders if the meeting is held within 21 days after Cortland Bancorp mails notice of the meeting. The shareholder’s notice of nomination must give:

•	The name and address of his nominee,

•	The principal occupation of the nominee,

•	The approximate number of shares you reasonably anticipate will be voted in favor of the proposed nominee,

•	The name and address of the shareholder making the nomination, and

•	The number of shares beneficially owned by the shareholder making the nomination.

We will disregard a shareholder’s nomination if it is not made in compliance with these Standards.

BOARD COMPENSATION

Retainer And Fees:	Non-employee directors receive a $15,000 annual retainer. Employee directors receive a $6,000 annual retainer. Non-employee directors also have life insurance coverage and accrue benefits under the Director Retirement Agreements described below. Non-employee directors may also elect to participate in the Bank’s healthcare plans.

Retirement Agreements and Insurance for Non-Employee Directors:	Directors Cole, Gessner, Hoffman, Mahan, Thompson, and Woofter are parties to Director Retirement Agreements with Cortland Bancorp. The Director Retirement Agreement promises a post-retirement benefit of $10,000 payable annually for 10 years if the director retires after reaching his normal retirement age, which is a function of years of service on the Board and attained age. Retirement ages range from age 61 (Director

Cole), age 62 (Director Hoffman), age 63 (Directors Mahan and Woofter), and age 66 (Director Gessner), to age 70 (Director Thompson). A reduced annual retirement benefit is payable if the director terminates service or becomes disabled before reaching the normal retirement age, but the benefit is not payable until the director finally reaches that age. If termination of the director’s service occurs within one year after a change in control of Cortland Bancorp, the director will receive cash in a single lump sum equal to the retirement benefit expense accrued by Cortland Bancorp. The Director Retirement Agreement benefits to which a director is entitled are payable to his beneficiary after the director’s death, but if the director dies in active service to Cortland Bancorp before reaching his normal retirement age his beneficiary will be entitled to cash in a single lump sum equal to the retirement benefit expense accrued by Cortland Bancorp.

Cortland Bancorp purchased insurance on the lives of directors who are parties to the Director Retirement Agreements and entered into split dollar agreements with them, promising to share a portion of the life insurance death benefits with directors’ designated beneficiaries. Each director’s portion of the policy’s death benefit is $100,000, payable to the director’s beneficiary whether the director’s death occurs while in active service to Cortland Bancorp or after retirement. Cortland Bancorp will receive any death benefits remaining after payment to the director’s beneficiary. Cortland Bancorp fully paid the premiums for the policies, but expects to recover the premium in full from its portion of the death benefits.

Cortland Bancorp purchased the split dollar life insurance policies as informal financing for its payment obligations under the Director Retirement Agreements. Although Cortland Bancorp expects the life insurance benefits to ultimately offset the payment obligations, the non-employee directors’ contractual entitlements under the Director Retirement Agreements are not funded and remain contractual liabilities of Cortland Bancorp.

AUDIT COMMITTEE REPORT

The Audit Committee has submitted the following report for inclusion in this proxy statement:

The Audit Committee has reviewed the audited financial statements for the year ended December 31, 2003 and has discussed the audited financial statements with management. The Audit Committee has also discussed with Packer Thomas, Cortland Bancorp’s independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (having to do with accounting methods used in the financial statements). The Audit Committee has received the written disclosures and the letter from Packer Thomas required by Independence Standards Board Standard No. 1 (having to do with matters that could affect the auditor’s independence), and has discussed with Packer Thomas the independent accountants’ independence. Based on this, the Audit Committee recommended to the Board that the audited financial statements be included in Cortland Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee
William A. Hagood, Neil J. Kaback, K. Ray Mahan,
Richard B. Thompson and Timothy K. Woofter

EXECUTIVE COMPENSATION COMMITTEE REPORT

Compensation Philosophy and Objectives:	The goal of Cortland Bancorp and the Bank is to attract, retain, and motivate all of their employees, and to –

•	reward performance that increases the value of Cortland Bancorp common shares,

•	attract, retain, and motivate executives with competitive compensation opportunities,

•	encourage management ownership of Cortland Bancorp’s common shares, and balance short-term and long-term strategic goals.

Executive Compensation Generally:	The Executive Compensation Committee evaluates Mr. Platt’s performance and Mr. Platt evaluates the performance of all other executive officers. All executive officer evaluations take into account –

•	job knowledge, initiative, and originality,

•	quality and accuracy of work performed and priority setting,

•	customer relations,

•	subordinate feedback and ability to provide instruction to staff, and

•	the relationship of these factors to Cortland Bancorp’s and the Bank’s achievement of their overall objectives.

Profit Sharing Program:	The Bank maintains a discretionary profit sharing program for its executive officers and employees. If the Bank achieves its profit goal for the fiscal year, the Board may - but is not required to — approve profit sharing. Each employee receives one point for every ten years of service and one point for every thousand dollars of pay earned during the year. This total is multiplied by a factor determined by the Board and the new total is multiplied by a factor representing the employee’s job grade, placement within that job grade and most recent performance review.

Employee Benefit Plan 401(k):	Through payroll deduction, employees may make pre-tax contributions from 1% to 15% of eligible pay. Internal Revenue Service dollar limits apply. The Bank will make matching contributions equal to 100% of pre-tax contributions up to 5% of eligible pay. Contributions to the 401(k) Plan, plus any earnings they generate, are fully and immediately vested.

CEO Compensation:	As the principal executive officer of Cortland Bancorp and the Bank, Mr. Platt’s key responsibilities include:

•	directing and guiding Bank activities;

•	taking the initiative for organizational changes, new products and services, expansion of the Bank’s service area, and strategic planning;

•	communicating policies and goals to officers and department heads;

•	monitoring employee morale;

•	maintaining esprit de corps to encourage high productivity;

•	ensuring the integrity of the assets of Cortland Bancorp and the Bank;

•	cultivating positive customer relationships;

•	sustaining and enhancing shareholder relations and communications; and

•	promoting community involvement.

The Executive Compensation Committee’s evaluation of Mr. Platt’s compensation is based upon the committee’s assessment of:

•	Mr. Platt’s performance of his key responsibilities;

•	growth and operating results of Cortland Bancorp and the Bank;

•	challenges that exist in achievement of corporate objectives, and Mr. Platt’s progress overcoming the challenges arising from time to time;

•	compensation practices at peer group institutions; and

•	Mr. Platt’s level of responsibility in comparison to chief executives of other peer group institutions.

Peer group comparison data are derived from a variety of sources, including the Bank Administration Institute, SNL Securities, the Ohio Bankers Association, and information provided by compensation consultants engaged from time to time. Cortland Bancorp and the Bank consider their peer group to consist of publicly held, community-based regional bank and bank holding companies in Ohio with total assets between $350 million and $600 million.

As part of the Executive Compensation Committee’s review of his performance, Mr. Platt completes a self-evaluation rating his performance on an ascending scale of 1 to 5. Mr. Platt completes his review in conjunction with the performance and merit reviews for all employees. Although the Company’s profitability for 2003 was the third most profitable in the Company’s 112-year history, all performance and merit adjustments were deferred until 2004, in response to current economic conditions. Therefore, the Executive Compensation Committee did not increase Mr. Platt’s salary for the 2003 fiscal year. Mr. Platt’s salary reflects the effectiveness of his leadership, vision, and focus in achieving corporate objectives and enhancing shareholder value, and a comparative analysis of chief executive compensation at other peer group institutions.

Deductibility Under Internal Revenue Code Section 162(m):	Cortland Bancorp believes it is in shareholders’ best interest to retain as much flexibility as possible in the design and administration of executive compensation plans. Cortland Bancorp and the Bank recognize, however, that Section 162(m) of the Internal Revenue Code disallows a tax deduction for non-exempted compensation in excess of $1,000,000 paid for any fiscal year to a corporation’s chief executive officer and four other most highly compensated executive officers. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Executive Compensation Committee currently intends to structure performance-based compensation to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements. The Board of Directors and the Executive Compensation Committee could award non-deductible compensation in other circumstances as they deem appropriate. Moreover, because of ambiguities in the application and interpretation of Section 162(m) and the regulations issued, we can give you no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) actually will be deductible.

Conclusion:	The Executive Compensation Committee believes that Mr. Platt and his executive team have provided outstanding service to Cortland Bancorp and to the Bank. The Executive Compensation Committee will work to ensure that the executive compensation programs continue to meet our strategic goals as well as our overall objectives

Submitted by the Executive Compensation Committee
David C. Cole, William A. Hagood and Timothy K. Woofter

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

Hoffman & Walker Co., LPA	Cortland Bancorp and the Bank retained the legal services of Hoffman & Walker Co., LPA during 2003. James E. Hoffman, III is a member of Cortland Bancorp’s Board of Directors. Mr. Hoffman is also a 60% shareholder of Hoffman & Walker Co., LPA. The amount of fees paid to Hoffman & Walker Co., LPA by the Corporation and the Bank during 2003 was $15,711, which was approximately 7.0% of the firm’s gross revenues during 2003.

Gessner & Platt, Co., LPA	The Corporation and the Bank also retained the legal services of Gessner & Platt, Co., LPA. Mr. George E. Gessner is a member of Cortland Bancorp’s Board of Directors. Mr. Gessner is also a member of Gessner & Platt Co., LPA. The amount of fees paid to Gessner & Platt Co., LPA by the Corporation and the Bank during 2003 was less than 5% of the law firm’s gross revenues during 2003.

Management Indebtedness:	Certain directors and officers, including members of the Compensation Committee, and one or more of their associates have engaged in banking transactions with the Bank. All of these transactions were in the ordinary course of the Bank’s business during 2003 and up to the present time. All loans and undisbursed commitments to loan included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of the management of Cortland Bancorp, do not involve more than a normal risk of collectibility, nor do they contain or present any other features unfavorable to Cortland Bancorp or the Bank. Cortland Bancorp and the Bank expect that similar transactions will occur in the future.

EXECUTIVE COMPENSATION

     Cortland Bancorp does not provide any monetary compensation directly to its executive officers. Instead, the executive officers of Cortland Bancorp are paid by the Bank for services rendered in their capacity as executive officers of Cortland Bancorp and the Bank. For the President and Chief Executive Officer and for the Bank’s four other most highly compensated executive officers, who were serving as executive officers at the end of the 2003 and whose total compensation (including salary and bonus, if any) exceeded $100,000, the following table shows all forms of compensation paid or payable to the named executive officers for services in all capacities for the years indicated:

SUMMARY COMPENSATION TABLE

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
							Long Term
						(#)	Incentive
				($)	($)	Securities	Plan($)
Name and		($)	($)	Other Annual	Restricted	Underlying	(LTIP)	($)
Principal Position	Year	Salary (1)	Bonus (2)	Compensation	Stock Awards	Options	Payouts	All Other Compensation(4)
Rodger W. Platt President and Chairman of the Board of	2003	$239,523.96	$0.00	(3)	—	—	—	$17,000.24
Cortland Bancorp and President,	2002	$237,999.96	$21,148.00	(3)	—	—	—	$15,781.48
Chairman, and CEO of the Bank	2001	$231,583.33	$21,410.00	(3)	—	—	—	$14,203.32
Lawrence A. Fantauzzi, Senior Vice President, Chief Financial Officer,	2003	$150,013.44	$0.00	(3)	—	—	—	$8,903.58
Controller and Secretary-Treasurer of	2002	$146,562.52	$10,263.00	(3)	—	—	—	$8,371.50
Cortland Bancorp and the Bank	2001	$136,537.45	$10,390.00	(3)	—	—	—	$5,846.10
James M. Gasior, Senior Vice President and Chief of Credit Administration and	2003	$125,273.52	$0.00	(3)	—	—	—	$6,816.64
Lending of Cortland Bancorp and the	2002	$122,415.00	$9,439.00	(3)	—	—	—	$6,693.67
Bank	2001	$114,701.25	$9,556.00	(3)	—	—	—	$5,952.87
Stephen A. Telego, Sr., Senior Vice President and Director of Human	2003	$106,680.00	$0.00	(3)	—	—	—	$6,358.60
Resources and Corporate Administration	2002	$105,000.00	$8,657.00	(3)	—	—	—	$6,303.85
of the Bank	2001	$100,417.00	$8,764.00	(3)	—	—	—	$5,252.87
Timothy Carney, Senior Vice President	2003	$102,794.84	$0.00	(3)	—	—	—	$5,517.96
and Chief Operations Officer of the Bank	2002	$100,280.00	$8,641.00	(3)	—	—	—	$5,788.05
	2001	$95,805.04	$8,748.00	(3)	—	—	—	$4,865.33

(1)	For Rodger W. Platt and Lawrence A. Fantauzzi, the salary figures for each year include Director’s fees of $6,000. Salary figures also include amounts deferred at the election of the named executive officers under the Bank’s 401(k) plan.

(2)	Represents bonuses paid under the Bank’s profit sharing plan, under which the Board of Directors may award a discretionary cash payment to officers and employees based upon achievement of the Bank’s profit goal established each year.

(3)	Perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of total salary and bonus.

(4)	Consists of the Bank’s contribution to the 401(k) plan accounts for the named executive officers and the imputed monetary value of life insurance policies for the named executive officers. For 2003, the Bank made contributions of $11,676.24 to the 401(k) plan account of Mr. Platt, $6,846.06 to the account of Mr. Fantauzzi, $6,263.64 to the account of Mr. Gasior,$5,334.00 to the account of Mr. Telego and $5,133.96 to the account of Mr. Carney. The imputed value of life insurance policies for income tax purposes in 2003 was $5,324.00 for Mr. Platt, $2,057.52 for Mr. Fantauzzi, $556.00 for Mr. Gasior, $1,024.60 for Mr. Telego, and $384.00 for Mr. Carney.

     Salary Continuation Agreements and Life Insurance. Cortland Bancorp and the Bank do not have a defined benefit pension plan promising benefits based on final compensation and years of service. However, effective March 1, 2001 the Bank entered into defined benefit salary continuation agreements with eight officers, including the five executive officers identified in the Summary Compensation Table. The agreements are intended to provide the officers with an annual benefit for 15 years of approximately 60% of their estimated final compensation at the normal retirement age of 65, taking into account anticipated benefits payable to the retired officer under the Bank’s 401(k) plan and Social Security benefits. The salary continuation agreements provide for reduced benefits in the case of early termination on or after reaching the early retirement age (age 62 for officers other than Mr. Platt, age 65 for Mr. Platt), or in the case of termination due to disability occurring at any age, but in either case benefits do not become payable until the officer finally reaches the normal retirement age. Benefits are fixed under the salary continuation agreements regardless of whether actual final compensation equals the final compensation estimate established when the Bank entered into the agreements. Payment of benefits is accelerated if the officer’s service with the Bank terminates within one year after a change in control, whether termination is voluntary or involuntary. However, no benefits are payable if the officer’s employment is terminated for cause, if he is removed from office by an order issued under the Federal Deposit Insurance Act, if a receiver is appointed under the Federal Deposit Insurance Act, or if the FDIC enters into an agreement to provide assistance under the Federal Deposit Insurance Act to the Bank.

     The salary continuation agreements of five of the eight officers were amended in 2003, including the agreements of Messrs. Carney, Fantauzzi, Gasior, and Telego (but not Mr. Platt), by adoption of Second Amended Salary Continuation Agreements. The purpose of the amendment was to increase the fixed benefit promised by the salary continuation agreements, targeting the fixed benefit at 60% of projected final compensation at normal retirement age (less benefits attributable to the Bank’s contributions to the officer’s 401(k) plan account and the Bank’s portion of the officer’s Social Security benefits).

     With a single premium payment of $2.3 million, on December 29, 2000 the Bank purchased insurance policies on the lives of the eight officers who are parties to a salary continuation agreement. The Bank expects to recover in full the premium paid by it from the Bank’s portion of the policies’ death benefits. If the officer dies before age 65 in active service to the Bank, instead of salary continuation agreement benefits the officer’s beneficiaries will receive a life insurance death benefit in a fixed amount. The life insurance benefit will be paid under the terms of a split dollar agreement entered into by the officer and the Bank at the same time as the salary continuation agreements. The Bank will receive the remainder of the life insurance death benefits. If the officer dies after termination of employment, the beneficiaries will receive any payments to which the officer would have been entitled under the salary continuation agreement, but none of the proceeds of the life insurance. With an additional single premium payment of $2.5 million in July 2003, the Bank purchased additional insurance policies to support the enhanced benefits payable under the Second Amended Salary Continuation Agreements and the benefit payable under the new salary continuation agreement for a ninth officer.

     The Bank purchased the split dollar life insurance policies as informal financing for the salary continuation agreement payment obligation arising out of an officer’s death before retirement. Although the Bank expects the split dollar life insurance policy benefits to support the payment obligations under the salary continuation agreements, the officers’ contractual entitlements under the agreements are not funded and remain contractual liabilities of the Bank.

     The table to follow shows benefits payable under the salary continuation agreements, as well as the life insurance death benefits payable under the associated split dollar agreements, for the executive officers named in the Summary Compensation Table. The Bank has also agreed to pay legal fees incurred by the officers associated with the interpretation, enforcement or defense of their rights under the salary continuation agreements, up to a maximum of $500,000 individually.

Benefits Payable under the Salary Continuation Agreements (1)
Annual benefits payable for 15 years for

					Lump sum
	Early termination	Early			payable for	Life
	occurring	termination			termination	insurance
	in 2004	occurring at			within one	death benefit
	early	age 62	Disability	Termination	year after a	if the
	retirement	– benefit payable	occurring in 2004	on or after	change in	executive
	occurring	at normal	benefit payable	normal	control	dies in active
Named executive	retirement)	retirement	at normal	retirement	occurring in	service to the
officer	age (2)	age (3)	retirement age	age(4)	2004(5)	Bank (6)t
Rodger W. Platt	$38,823	$ n/a	$38,823	$60,000	$900,000	$523,203
Lawrence A. Fantauzzi	$0	$69,405	$19,946	$85,700	$452,883	$807,051
James M. Gasior	$0	$68,045	$9,780	$72,100	$169,882	$678,977
Stephen A. Telego, Sr.	$0	$65,819	$13,669	$74,500	$274,950	$701,578
Timothy Carney	$0	$65,223	$8,471	$67,200	$108,734	$632,833

(1)	The benefits shown in the table for Messrs. Carney, Fantauzzi, Gasior, and Telego are based on their December 2003 Second Amended Salary Continuation Agreement and Second Amended Split Dollar Agreement and Endorsement. The benefits of Mr. Platt are based on his August 15, 2002 Amended Salary Continuation Agreement and Amended Split Dollar Agreement, when his original March 1, 2001 Salary Continuation Agreement was amended without a change in benefits. The benefits shown in this table and the Bank’s costs for the insurance purchased on officers’ lives are not reflected in the Summary Compensation Table included elsewhere in this proxy statement.

(2)	No benefits are payable if service terminates before the early retirement age, which is age 62 for officers other than Mr. Platt and age 65 for Mr. Platt. Mr. Platt is currently the only executive officer eligible for early termination benefits. But if termination of service at any age is due to disability or if it follows within one year after a change in control, benefits are payable under the agreements regardless of the executive’s age when termination occurs. In the case of early termination or disability, payments under the agreements do not begin until the executive finally reaches the normal retirement age.

(3)	For each year of service after reaching age 62 (the early retirement age), the early termination benefit increases in amount until normal retirement age. Mr. Platt is currently vested in his early termination benefit, but Messrs. Fantauzzi, Gasior, Telego and Carney do not become vested in the early termination benefit until they reach age 62 in 2009, 2021, 2015 and 2027, respectively.

(4)	The normal retirement age is 65 for officers other than Mr. Platt, for whom the retirement age is 70.

(5)	The amount shown assumes a change in control occurs by the end of 2004 and that the officer’s employment terminates immediately after the change in control. For officers other than Mr. Platt, the lump-sum benefit payable for termination within one year after a change in control is the discounted present value of the total retirement benefit expense expected to be accrued by the Bank at the officer’s normal retirement age, using a discount rate of 6.75% with monthly compounding. But in Mr. Platt’s case only, the lump-sum benefit is fixed at $900,000. The lump sum change-in-control benefit is payable within three days after termination of employment, provided that termination occurs within one year after the change in control. Mr. Platt’s Amended Salary Continuation Agreement also provides for an excise tax gross up payment if the total payments and benefits due him as a result of a change in control exceed the limits under Section 280G of the Internal Revenue Code. The other officers are entitled to the same excise tax gross-up benefit under their severance agreements, discussed elsewhere in this proxy statement. The potential gross-up benefits are not reflected in the table above.

(6)	The death benefit is payable under split dollar agreements associated with and entered into at the same time as the salary continuation agreements. If the officer’s death occurs in active service to the Bank, the death benefit would be paid under the split dollar agreement and no benefits would be paid under the salary continuation agreement. But the split dollar agreements terminate when the officer’s employment terminates or when the officer reaches the normal retirement age. Mr. Platt alone has a second split dollar agreement, in addition to the split dollar agreement associated with his Amended Salary Continuation Agreement, which does not terminate when his employment terminates and which provides for payment of a death benefit equal to the amount of his highest base salary in any of the 10 years before Mr. Platt’s employment termination.

     Group Term Carve-Out Plan. On December 29, 2000, the Bank purchased insurance policies on the lives of 22 officers, for which the Bank made a single premium payment of approximately $2.8 million. Currently, a corporation can provide its employees with a group term life insurance policy death benefit of up to $50,000 on a tax-free basis. The cost of providing a death benefit exceeding $50,000 is currently taxed to the employee as ordinary income. The Group Term Carve-Out Plan replaces the taxable portion of the group term life insurance plan with tax-free permanent life insurance. The officers covered by the group term carve-out split dollar insurance include Mr. Fantauzzi, Mr. Gasior, Mr. Telego and Mr. Carney.

     The Bank and the officers share rights to death benefits payable under the policies. An officer’s beneficiaries are entitled to an aggregate amount equal to –

1)	the lesser of (a) $500,000 or (b) twice the officer’s current annual salary at the time of death, less $50,000, if he or she dies before retirement, or

2)	the lesser of (a) $500,000 or (b) the officer’s most recent salary at the time of death

-	if he or she dies after retirement (provided he or she did not retire before the early retirement age of 62),

-	if his or her employment shall have previously terminated within one year after a change in control, whether termination was voluntary or involuntary,

-	if employment terminated due to disability.

     The Bank receives the remainder of the death benefits, which the Bank expects to be sufficient to recover in full the premium paid by the Bank. No benefits are payable under the plan to any officer whose employment terminates before the age of 62, unless termination is due to disability or unless termination followed within one year after a change in control (as defined in the Group Term Carve-Out Plan). Benefits payable to the officers’ beneficiaries are payable in a lump sum. The officers also have life insurance benefits under the Bank’s group term life insurance program for all employees, paying benefits up to $50,000 to the employee’s beneficiaries if the employee dies while employed by the Bank. The Bank’s costs for the insurance purchased on officers’ lives are not reflected in the Summary Compensation Table included elsewhere in this proxy statement.

     Severance Agreements. To assure itself of the continuity of management and to ensure that management is not unduly distracted by potential changes in control that could affect their financial security, Cortland Bancorp and the Bank entered into severance agreements with Messrs. Fantauzzi, Gasior, Telego, and Carney and with four other officers in January 2001. The initial term of each severance agreement is three years, renewing each year for an additional one-year term unless the Board of Directors gives advance written notice that the contract will not automatically renew. The severance agreement terminates when the officer attains age 65.

     The severance agreement provides that the executive is entitled to severance compensation if a change in control occurs during the term of the agreement, payable in a single lump sum. The severance compensation equals the officer’s annual salary when the change in control occurs, plus the amount of any bonus earned for the last whole calendar year. Under the severance agreements, a change in control means any of the following events occur –

       (a) Merger: Cortland Bancorp merges into or consolidates with another corporation, or merges another corporation into Cortland Bancorp, with the result in either case that less than 50% of the total voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were Cortland Bancorp shareholders immediately before the merger or consolidation,

       (b) Acquisition of Significant Share Ownership: a person or group of persons acting in concert acquires the power to vote 25% or more of Cortland Bancorp’s common shares,

       (c) Acquisition of Control of Cortland Bancorp: Cortland Bancorp’s Board of Directors determines (i) that a person has acquired the power to direct Cortland Bancorp’s management or policies and (ii) that this constitutes an acquisition of control for purposes of the Bank Holding Company Act and the Change in Bank Control Act and regulations thereunder. Under the Bank Holding Company Act and the Change in Bank Control Act, control is conclusively presumed to exist when an acquiror has 25%

ownership of a bank holding company, and control may be rebuttably presumed to exist when the acquiror has 10% ownership. Control determinations under the Bank Holding Company Act and the Change in Bank Control Act are highly dependent on the facts of each case and are not necessarily based on stock ownership alone,

       (d) Change in Board Composition: during any period of two consecutive years individuals who constituted the Board of Directors of Cortland Bancorp or the Bank at the beginning of the two-year period cease for any reason to constitute at least a majority (but directors first elected during the two-year period who were nominated by vote of at least two-thirds (2/3) of the directors are treated as if they were themselves directors at the beginning of the two-year period), or

       (e) Sale of Assets: Cortland Bancorp sells substantially all of its assets to a third party.

     If a change in control occurs and the total benefits or payments to which an officer is entitled as a result are subject to excise taxes under Sections 280G and 4999 of the Internal Revenue Code (whether the benefits or payments arise under the severance agreement or under another compensation plan or arrangement, such as the salary continuation agreements or the Group Term Carve-Out Plan), the officer will be entitled to an additional “gross-up” benefit. The gross-up payment would approximate 80% of the amount that would be necessary for the officer’s net benefits after payment of income, payroll, and excise taxes to equal the total change-in-control benefits promised under the severance agreement, the salary continuation agreement, or other benefit plans and arrangements. Specifically, the payment would include reimbursement of 100% of the excise tax plus 80% of the excess amount necessary to fully reimburse the officer for income, payroll, and excise taxes imposed. The gross-up payment would not be deductible by Cortland Bancorp or the Bank. Not party to a severance agreement, Mr. Platt is entitled to a similar gross-up benefit under his Amended Salary Continuation Agreement. Internal Revenue Code Section 280G disallows an employer’s compensation deduction for so-called “excess parachute payments,” and Internal Revenue Code Section 4999 imposes a 20% excise tax on an officer who receives an excess parachute payment. In general, benefits arising out of a change in control, such as severance benefits and accelerated payment or accelerated vesting under salary continuation agreements or stock options, constitute parachute payments under the Internal Revenue Code if their value – calculated according to IRS procedures – exceeds the officer’s average taxable compensation over the preceding five years multiplied by three. If the change-in-control benefits exceed that threshold, the officer incurs an excise tax equal to 20% of the amount exceeding his or her average taxable compensation over the preceding five years, and the employer forfeits its compensation deduction for benefits exceeding the five-year average.

          If an officer’s employment terminates within one year after a change in control, Cortland Bancorp must also continue his life, health and disability insurance coverage for up to three years, along with fringe benefits such as club memberships. The officer will also be entitled to out-placement services for one year, and tax and financial planning services for three years after termination. The severance agreements also include a promise on the part of Cortland Bancorp and the Bank to pay officers’ legal fees associated with the interpretation, enforcement, or defense of their rights under the severance agreements, up to a maximum of $500,000, individually, as adjusted for inflation from time to time.

          The term “change in control” is defined in Mr. Platt’s Amended Salary Continuation Agreement in the same way the term is defined in the severance agreements. The Second Amended Salary Continuation Agreements of Messrs. Carney, Fantauzzi, Gasior, and Telego define the term “change in control” to mean any of the transactions or events described in clauses (a) [merger], (b) [acquisition of 25% of Cortland Bancorp’s shares], (d) [change in a majority of the board], and (e) [sale of assets] above.

CORTLAND BANCORP PERFORMANCE GRAPH
CUMULATIVE VALUE OF $100 INVESTMENT
Comparison of Five-Year Cumulative Total Return Among Cortland Bancorp,
The Russell 3000 Index and SNL Securities Index of Banks with Assets Under $500 Million. (1)

	Period Ending
Index	12/31/1998	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003
Cortland Bancorp	100.00	59.39	67.90	91.26	117.69	144.91
Russell 3000 Index	100.00	120.90	111.88	99.06	77.72	106.31
SNL Bank Index (under $500 million)	100.00	92.57	89.30	123.53	158.20	230.92

(1)	Assumes that on December 31, 1997, $100 each was invested in the common shares of Cortland Bancorp, the Russell 3000 Index, and the SNL Bank Index, with all subsequent dividends reinvested. Cortland Bancorp is not among the banking companies included in the SNL Bank Index, nor is it included in the Russell 3000 Index. SNL Securities provided information for Cortland Bancorp, the Russell 3000 Index and the SNL Bank Index. The S & P 500 Index, referenced in previous years, has been replaced by an index representing a broader universe of stocks, the Russell 3000 Index, and which has performed similar to the S & P Index over the time periods referenced above. Past performance provides no guarantee or assurance that similar results can or will be achieved in the future.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by our directors and executive officers, all stock ownership reports required to be filed by such persons with the SEC were timely made during 2003.

CORTLAND BANCORP SHARE OWNERSHIP BY
DIRECTORS AND EXECUTIVE OFFICERS

The following table lists the ownership of Cortland Bancorp’s common shares by directors and executive officers. Ownership includes direct and indirect (beneficial) ownership, as defined by rules established and promulgated by the SEC. To the best of our knowledge, each person, along with his spouse (if any), has sole voting and investment power unless otherwise noted. Information in this table is based upon 4,015,933 outstanding common shares of Cortland Bancorp as of March 1, 2004. No person or entity owns more than 5% of the outstanding common shares of Cortland Bancorp.

		Number of	Percentage of
Name and Address	Position	Shares	Outstanding Shares
David C. Cole	Director	2,767.830	0.069
4111 Elm Road NE
Warren, Ohio 44483

Lawrence A. Fantauzzi	Director, Senior Vice	11,358.570	0.283
194 West Main Street	President, Controller,
Cortland, Ohio 44410	Chief Financial Officer
	and Secretary-Treasurer

George E. Gessner	Director	20,018.853	0.498
212 West Main Street
Cortland, Ohio 44410

William A. Hagood	Director	11,455.174	0.285
3 South Outer Drive
Vienna, Ohio 44473

James E. Hoffman, III (2)
7553 Warren Sharon Road	Director	3,072.238	0.077
Brookfield, Ohio 44403

Neil J. Kaback	Director	175.000	0.004
1386 Virginia Trail
Youngstown, Ohio 44505

K. Ray Mahan	Director	113,433.055	2.825
6540 State Route 45
Bristolville, Ohio 44402

Rodger W. Platt	Chairman, President, and
194 West Main Street	Chief Executive Officer	28,558.000	0.711
Cortland, Ohio 44410

Richard B. Thompson	Director	66,787.166	1.663
621 Dana Street NE
Warren, Ohio 44483

Timothy K. Woofter	Director	51,740.732	1.288
6868 State Route 305 West NE
Hartford, Ohio 44424

		Number of	Percentage of
Name and Address	Position	Shares	Outstanding Shares
James M. Gasior	Senior Vice President	4,920.778	0.123
194 West Main Street	and Chief Lending Officer
Cortland, Ohio 44410

Stephen A. Telego	Senior Vice President	1,958.126 (1)	0.048
194 West Main Street	and Chief of Corporate
Cortland, Ohio 44410	Administration and Director of
	Human Resources

Timothy Carney	Senior Vice President and	1,393.541	0.035
194 West Main Street	Chief Operations Officer
Cortland, Ohio 44410

Directors and Executive		327,667.182	8.159
Officers, as a Group
(18 Persons)

(1)	Includes 4.922 shares in a Uniform Transfer to Minor Account for the benefit of Stephen A. Telego, Jr. and 4.922 shares in a Uniform Transfer to Minor Account for the benefit of Robert Telego. Both are sons of Stephen A. Telego.

(2)	Craig M. Phythyon, one of the Executive Officers included in the Group of 18, is a first cousin to Director James E. Hoffman, III. The number of shares attributable to Craig M. Phythyon is 1,734.953 or 0.04% of the shares outstanding.

Code of Ethics:	The Company has adopted a code of ethics as part of its corporate compliance program. The code of ethics applies to all of the Company’s officers and employees, including its Chief Executive Officer, Chief Financial Officer and Controller. The code is posted on the investor relations page of the Company’s website at www.cortland-banks.com. Any amendments to, or waivers from, this code of ethics will be posted on this same website.

NOTIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of Packer Thomas to serve as independent auditors for Cortland Bancorp for the 2004 fiscal year. They have served as independent auditors for Cortland Bancorp since 1994. Representatives of Packer Thomas plan to be in attendance at the Annual Meeting and available to answer shareholder questions.

Audit Fees for the fiscal years ended December 31, 2003 and 2002 were for professional services rendered for the audits of the consolidated financial statements of the Company, quarterly reviews of the financial statements included in Cortland Bancorp’s Quarterly Reports on Form 10-Q and services associated with SEC registrations.

Audit Related Fees include the financial statement audits of employee benefit plans.

Tax Fees include U.S. federal, state and local tax planning and advice, and U.S. federal, state and local tax compliance.

     All Other Fees must be pre-approved by the Audit Committee to ensure that such services do not impair the auditor’s independence.

	Fiscal Year	Fiscal Year
	2003	2002
Audit Fees	$77,600	$72,676
Audit Related Fees	$6,200	$6,000
Tax Fees	$15,970	$12,350
All Other Fees	$-0-	$-0-

     The Audit Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. The Chairman of the Audit Committee has been designated the authority by the Committee to pre-approve the engagement of the independent auditors when the entire Committee is unable to do so. The Chairman must report all such pre-approvals to the entire Audit Committee at the next committee meeting. The Audit Committee Pre-Approval Policy is included as Attachment B.

SUBMISSION OF SHAREHOLDER PROPOSALS

If any shareholder of Corporation wishes to submit a proposal to be included in next year’s Proxy Statement and acted upon at the annual meeting of the Corporation to be held in 2005, the proposal must be received by the Corporation prior to the close of business on November 18, 2004. If a shareholder intends to present proposal at the 2005 Annual Meeting, but has not sought the inclusion of such proposal in the Corporation’s proxy materials, such proposal must be received by the Corporation prior to February 1, 2005, or the Corporation’s management proxies for the 2005 Annual Meeting will be entitled to use their discretionary voting authority, should such proposal then be raised, without any discussion of the matter in Cortland Bancorp’s proxy material.

DELIVERY OF PROXY MATERIALS

The SEC had adopted new rules regarding the delivery of proxy materials to households (i.e., annual reports, proxy statements, proxy statements combined with a prospectus or any information statements provided to shareholders). This method of delivery, often referred to as “householding,” would permit the Cortland Bancorp to send a single annual report and a single proxy statement to any household at which two or more different shareholders reside if Cortland Bancorp believes such shareholders are members of the same family or otherwise share the same address or in which one shareholder has multiple accounts, if in each case such shareholder(s) have not opted out of the householding process. Each shareholder would continue to receive a separate notice of any meeting of shareholders and a separate proxy card. The householding procedure reduces the volume of duplicate information that shareholders may receive and reduces Cortland Bancorp’s expense. Cortland Bancorp may institute householding in the future, and will notify those registered shareholders who will be affected by householding at that time.

Many brokerage firms and other holders of record have instituted householding. If your family has one or more “street name” accounts under which you beneficially own common shares of the Cortland Bancorp. you may have received householding information from your broker, bank or other nominee in the past. Please contact the holder of record directly if you have any questions, require additional copies of the Proxy Statement or our annual report to shareholders for the 2003 fiscal year, or to revoke your consent to household and, thereby, receive multiple copies once again. These options are available to you at any time.

OTHER BUSINESS

As of the date of this proxy statement, the Board of Directors knows of no other matters that will be presented for action at the Annual Meeting other than those discussed in this proxy statement. If any other business should properly arise, the persons acting under the proxies solicited by the Board of Directors have the discretionary authority to vote in accordance with their best judgement.

By Order of the Board of Directors.

Lawrence A. Fantauzzi
Secretary-Treasurer

APPENDIX A
AUDIT COMMITTEE CHARTER

Purpose:	The Audit Committee is appointed by the Board to assist the Board in overseeing (1) the quality and integrity of Cortland Savings and Banking Company’s financial statements, (2) Cortland Banks systems of internal accounting and financial controls, (3) compliance with legal and regulatory requirements, and (4) the independence and performance of the internal outsource engagement firm and external auditors.

The Committee should promote open communication among the Committee, the board, financial and senior management, and the internal and external auditors. The Committee members and their designees have the authority to investigate any matter brought to their attention or deemed appropriate by them. They will have full access to all books, records, facilities, personnel and agents of Cortland Bancorp and Cortland Savings and Banking Company. The Committee may retain any legal, accounting and other consultants to advise the Committee.

While the Committee has oversight responsibilities, it has no obligation to plan or conduct audits or to determine that the financial statements are complete, accurate and in accordance with generally accepted accounting principals. Management is responsible for preparing the financial statements. The external auditors are responsible for auditing and expressing their opinion on those statements. The Committee also has no obligation to conduct investigations, resolve disagreements, if any, between management, the external auditors or others, or assume compliance with any laws or regulations.

Composition:	The Committee shall be comprised of three or more members, as determined by the Board. All members of the Committee shall be “independent directors” as that term is defined in Rule 4200(a)(15) of the rules of the National Association of Securities Dealers, Inc.

Unless a Chairman is elected by the Board, the members of the Committee may designate a Chairman by majority vote of the full Committee. The Chairman may appoint a temporary Chairman in his or her absence.

Meetings:	The Committee will meet at least four times annually, or more frequently in its discretion. The Committee should meet annually with the Chief Executive Officer, the internal auditors (outsource engagement firm), and external auditors in separate private sessions to discuss any matters that the Committee or those individuals believe should be discussed privately.

The Committee may establish procedural and policy rules, subject to the supervision of the Board. The Committee may appoint subcommittees or may authorize one or more of its members to act on its behalf in carrying out its duties if permitted by applicable law, accounting standards and other governing authority.

Responsibilities:	To fulfill its responsibilities, the Audit Committee will conduct the meetings noted above and will:

Financial Reporting and the Reporting Process:

1.	Review the annual audited financial statements with management and the external auditors, including significant issues regarding principle accounting standards and policies, as well as the adequacy of internal controls that could significantly affect Cortland Bancorp’s or Cortland Savings and Banking Company’s financial statements.

2.	Review with management and the external auditors the quarterly financial statements, if required, by applicable law, accounting principles or other requirements. If requested by the Committee or advised by management or the external auditors that the review is necessary or advisable prior to the release of quarterly earnings, the review will be conducted before that release.

3.	Review one or more analyses prepared by management and the external auditors of significant financial reporting issues and judgments made in connection with the preparation of the financial statements. The analyses should review the quality, not just the acceptability, of accounting principles and financial disclosure practices used by Cortland Bancorp and Cortland Savings and Banking Company.

4.	Meet periodically with management to review Cortland Bancorp’s and Cortland Saving and Banking Company’s financial and operating risk exposures and the steps management has taken to monitor and control those exposures.

5.	Review significant changes to Cortland Bancorp’s and Cortland Savings and Banking Company’s accounting principles and policies and internal audit standards, as suggested by management, the internal auditor (outsource engagement firm) or the external auditors.

External Auditors:

1.	Recommend to the Board the appointment of the independent external auditors. Assure the external auditors are advised that they are ultimately accountable to the Committee and the Board.

2.	Evaluate the performance of the external auditors as warranted and annually recommend their retention or replacement to the Board.

3.	Receive periodic reports from the external auditors regarding their independence. Evaluate the reports and satisfy itself and the Board as to the continued independence of the external auditors.

4.	Pre Approve all engagement services including special audits, agree upon procedure reviews, and consulting services.

5.	Approve the fees to be paid to the external auditors.

6.	Meet with the external auditors in connection with the audits to review the planning, staffing and scope of the significant audits to be conducted.

7.	Obtain from the external auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1.

8.	Discuss with the external auditors the matters required to be discussed by Statement of Auditing Standards No. 61.

9.	Review with the external auditors any problems or difficulties they may have encountered in performing their duties, including any restrictions on the scope of activities or access to the required information or any changes to the planned scope of the external audit. Review any management letters provided by the external auditors and management’s response to those letters.

Internal Auditors (Outsource Engagement Firm):

1.	Review the appointment, performance and replacement of the Internal Outsource Engagement Firm.

2.	Review with the internal auditor–Outsource Engagement Firm the responsibilities, planned audit activities and audit function organization.

3.	Review the significant reports to management prepared by the internal auditing outsource engagement firm and management’s responses, as well as any other significant issues that department has encountered in performing its auditing duties.

Management Liaison to Audit Committee

1.	Bank management has designated the Senior Vice President of Operations as the management liaison to the Audit Committee.

2.	As liaison to the Audit Committee, the Senior Vice President of Operations has no authority to develop audit plans, set audit scope, or to make decisions on behalf of the Audit Committee. The liaison to the Audit Committee assists the Audit Committee carry out the Audit Charter by providing administrative support.

3.	The liaison to the Audit Committee should have a background in accounting and auditing and possess analytical and technical skills necessary to effectively function as a liaison between the Audit Committee, Executive Management, the external auditors, and the Audit Outsource Engagement Firm.

4.	As a member of management, the liaison assists management in assessing the various risk areas of the Bank. This risk assessment is communicated to the Audit Committee for the purpose of developing the annual audit plans.

Regulatory Compliance:

1.	Review with Executive Management, the Bank Compliance Officer, and the internal auditor-Outsource Engagement Firm, whether Cortland Bancorp and Cortland Savings and Banking Company (including its domestic and foreign subsidiaries if any) are in material compliance with applicable law requirements. Review the procedures designed to help assure compliance with applicable laws and monitor the results of those compliance efforts.

Continuing / General Duties:

1.	Review and update this Charter at least annually and recommend any proposed changes to the Board for approval.

2.	Report periodically to the Board on significant results of the foregoing activities.

3.	Report to the Securities and Exchange Commission and, if necessary, other regulatory agencies regarding the adoption of this Charter and annually on other Committee matters.

4.	Perform any other duties deemed necessary or appropriate by the Committee or the Board or as are imposed by applicable law, accounting standards or similar requirements.

APPENDIX B
AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee is required to pre-approve both audit and non-audit services performed by the independent auditors in order to assure that the non-audit services will not impair the auditors’ independence. Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by independent auditors.

The terms and fees of the annual audit engagement will be subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters. The Audit Committee may delegate pre-approval authority to one or more committee members who qualify as independent directors.

It is the opinion of the Audit Committee that independent auditors can provide Tax services to the Company, such as tax compliance, tax planning and tax advice, without impairing the independent auditors’ independence. Such services are pre-approved annually in conjunction with the Annual Service Engagement Terms. All other Tax services must be separately pre-approved by the Audit Committee.

Requests to provide services that require the separate pre-approval of the Audit Committee will be submitted to the Audit Committee by the Chief Operations Officer, who serves as management’s liaison to the Audit Committee and its members.

FORM OF PROXY
CORTLAND BANCORP

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder(s) of common shares of Cortland Bancorp hereby appoints George E. Gessner, James E. Hoffman, III, and Timothy K. Woofter, or any one of them with full power of substitution, to serve as my(our) proxy to attend the Annual Meeting of Shareholders of the Cortland Bancorp to be held on Tuesday, April 13, 2004 at 7:00 p.m. at The Cortland Savings and Banking Company, 194 West Main Street, Cortland, Ohio 44410, and to vote all of the common shares of Cortland Bancorp the undersigned is entitled to vote at such Annual Meeting or adjournment as follows:

(1)	Election of Directors

K. RAY MAHAN	[ ]	[ ]
	FOR	WITHHOLD AUTHORITY

RODGER W. PLATT	[ ]	[ ]
	FOR	WITHHOLD AUTHORITY

RICHARD B. THOMPSON	[ ]	[ ]
	FOR	WITHHOLD AUTHORITY

(INSTRUCTIONS: To vote for an individual nominee, place an ‘X’ in the box marked “FOR” following his name. If you prefer not to vote for an individual nominee, place an ‘X’ in the box marked ‘WITHHOLD AUTHORITY’ following his name.)

(2)	The Board of Directors of Cortland Bancorp was not aware of any other matters to be presented for action at the Annual Meeting. However, should any such matters properly come before the Annual Meeting, I authorize the above appointed proxies to vote in their discretion:

[ ]	[ ]
GRANT AUTHORITY	WITHHOLD AUTHORITY

SHARES WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, SHARES WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES LISTED IN ITEM (1) AND, AT THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTER WHICH PROPERLY COMES BEFORE THE ANNUAL MEETING.

Receipt of the accompanying Proxy Statement is acknowledged. Please sign, date, and return this proxy promptly in the enclosed envelope.

Dated:_________________, 2004

Signature

Signature

Please sign exactly as the name appears. If executor, trustee, etc., give full title. If shares are registered in two names, both should sign.